September 1, 2023 By E-Mail Mr. Felix Boeschen Re: Offer of Employment Dear Felix: On behalf of Federal Signal Corporation (“Company” or “Federal Signal”), it is with great pleasure that I present you with the following offer of employment in the position of Vice President, Corporate Strategy and Investor Relations, reporting to Jennifer Sherman, Federal Signal’s President and CEO. We are delighted to welcome you to our executive leadership team. The precise terms of our offer are as follows: 1) Start Date: We would like you to begin your employment as soon as possible, on a date to be mutually agreed upon. 2) Base Salary: Your annual rate of base salary will be $325,000 per year, less taxes and withholdings, and will be paid on a semi- monthly basis, unless a more frequent pay period is required by applicable state law. As determined in the discretion of the Company and subject to budget and performance, you will be considered for an annual merit-based salary increase in March of 2024. 3) Annual Cash Incentive Bonus: In 2023, provided you agreed to the enclosed Terms of Employment Agreement, and that your Start Date is on or before September 30, 2023, you will be eligible to earn an annual cash incentive bonus through Federal Signal’s Short-Term Incentive Bonus Plan (“STIP”) in accordance with its terms. Your bonus at target level of performance will be 40% of your base salary and your maximum bonus payout will be 80% of your base salary. For 2023, your bonus will be prorated based on your start date. Should your Start Date be on or after October 1, 2023, you will first become eligible for STIP in 2024. The STIP is designed to reward and motivate outstanding performance and is currently based on achievement of annual company/business unit and individual objectives. For 2023, company/ business unit objectives (pre-tax income and EBITDA margin) will account for 80% and individual objectives will account for 20% of the bonus opportunity, respectively. Both the weighting and the applicable objectives are determined at the discretion of the Compensation and Benefits Committee (“CBC”) of Federal Signal’s Board of Directors in or around February of each performance year. In addition to satisfying company/business unit and individual objectives, you must be employed by the Company on the date bonuses are paid in order to earn a bonus. Bonus payments are subject to the approval of the CBC and Federal Signal’s Board of Directors and generally occur in March following the calendar year to which the bonus applies. Your eligibility for and participation in the STIP in subsequent calendar years will be communicated to you in writing when such determinations are made by Federal Signal in its discretion. 4) Long-Term Equity Incentives: a) In 2024, you may be eligible to receive a long-term equity incentive award with an aggregate target grant date value of $160,000 as part of Federal Signal’s annual grant cycle, subject to the discretion of the CBC. As currently structured for your role, 50% of these awards are comprised of Performance Share Units (“PSUs”), 25% are comprised of Non- Qualified Stock Options (“NQSOs”), and 25% are comprised of RSAs. PSUs currently vest over a three-year period and are subject to meeting certain performance criteria over the same three-year period, which may result in performance

Mr. Felix Boeschen September 1, 2023 Page 2 shares being earned anywhere between 0% and 240% of target. NQSOs vest ratably over a three-year period and restricted stock cliff vests at the end of a three-year period. Any such awards, the amount of such awards, and the terms and conditions applicable to such awards, will be made and announced, if at all, at the discretion of Federal Signal in connection with its annual grant cycle. This offer letter does not promise or guarantee a long-term incentive award in 2024 or in subsequent years. b) To receive these awards, you must enter into Award Agreements which contain the precise terms and conditions of such awards. Award Agreements will be presented to you as soon as administratively feasible after the grant date and include post-employment restrictions, including but not limited to non-competition and non-solicitation commitments. 5) Stock Ownership Guidelines/ Insider Trading: Based on your position, you are subject to Federal Signal’s stock ownership guidelines (“SOGs”). Generally speaking, this means that, in order to trade in Federal Signal stock, you must attain and at all times thereafter maintain equity in Federal Signal’s common stock valued at two (2) times your base salary. There is no time limit within which you must achieve target ownership under the SOGs. Additional stock holding requirements are imposed by the SOGs. In addition, your ability to trade in Federal Signal stock is regulated by its Insider Trading Policy and applicable law. Copies of Federal Signal’s SOGs and Insider Trading Policy are enclosed with this letter. You must obtain pre-approval from the Company’s General Counsel/Chief Compliance Officer prior to all transactions in Federal Signal stock. 6) Car Allowance: You will receive a monthly car allowance in the amount of $750 per month in accordance with Company policies and procedures. 7) Relocation: The Company will reimburse you for reasonable relocation costs covered by our program, up to $50,000, including buy-out of your current lease if you are unable to sublet. Documentation of all expenses submitted is required prior to reimbursement. Relocation assistance is subject to the following repayment obligation should you terminate your employment within two (2) years of your Start Date: Termination Date Relocation Repayment Due 1-12 months 100% 13-16 months 65% 17-20 months 50% 20-24 months 25% 25+ months 0% By accepting this offer of employment, you authorize Federal Signal to deduct any amount you owe from your final compensation. 8) Paid Time Off: a. Vacation. Vacation time is based upon the calendar year. You will accrue paid vacation at the rate of 1.67 days for each month worked up to a maximum accrual of twenty (20) vacation days each calendar year for your use in that same calendar year. Vacation time may be taken before it is earned, subject to your supervisor’s approval and your agreement to re-pay the Company should your employment end with a negative vacation balance. Accrued but unused vacation does not carry-over, is forfeited, and is not compensable. The Company encourages you to use all of your vacation time. Vacation entitlement and accrual rates are subject to adjustment and modification at the discretion of the Company. b. Holidays. The Company recognizes eight (8) published paid holidays, subject to change in the Company’s discretion.

Mr. Felix Boeschen September 1, 2023 Page 3 c. Personal Days. You are entitled to one (1) paid personal day for your use in 2023. In subsequent years, you will be eligible for three (3) personal days or such other amount as determined by then-applicable Company policy. Unused personal days at the conclusion of the calendar year do not carry-over, are forfeited, and are not compensable. 9) Benefits: Subject to individual plan requirements, you are eligible to participate in Federal Signal’s group health and welfare benefit programs on the first day of the month after your start date. Coverage options are outlined in the enclosed Benefits Summary Sheet. With the exception of the Federal Signal Corporation Retirement Savings Plan (in which you will be auto-enrolled as soon as administratively feasible following your date of hire), you must enroll within thirty (30) days of your date of hire in all benefit plans available to you or you waive coverage until the next open enrollment period. Participants in the Retirement Savings Plan may defer up to 40% of eligible pay, up to the annual deferral or compensation limit. The Company matches your first 3% deferral at 100% and 50% of the next 2%, with a maximum match of 4%, including both pre-tax and Roth after-tax contributions. Additionally, the Company makes an additional service-based contribution, based on your years of service with the Company. You may also be eligible to participate in the non-qualified Federal Signal Corporation Savings Restoration Plan (“SRP”) beginning in 2024. Participation in the SRP allows you to continue to make pre-tax deferrals and receive Company contributions after you have reached one or both of the annual 401k maximums. Benefit plans may be discontinued or modified at the discretion of Federal Signal. The terms of applicable benefit plan documents control the terms of your eligibility in the event of any discrepancy between the plan documents and any other materials. 10) Executive Change-in-Control Severance Agreement: Subject to BOD approval, you are being offered the opportunity to enter into the enclosed Tier II Executive Change-in-Control Severance Agreement (“CIC Agreement”) with the Company. To accept this opportunity, you must return a signed CIC Agreement along with a signed copy of this offer letter. This offer is for at-will employment. This means that either you or the Company may choose to end the employment relationship at any time with or without cause, for any lawful reason or for no reason. This offer is not, nor shall it be construed to be, a guarantee or promise of employment for any specified or set period. This offer of employment, together with the grant of equity awards, STIP participation, and other consideration herein provided, is expressly conditioned upon you signing and adhering to the enclosed Terms of Employment Agreement which includes post- employment restrictions and obligations owed by you to Federal Signal and its affiliates. Felix, we hope you will accept this offer and look forward to working with you. To accept this offer, please sign and return to me this offer letter and the Terms of Employment Agreement on or before a date to be mutually agreed upon. If not accepted by you on or before that date, this offer shall be considered withdrawn. Best regards, /s/ Shirley S. Paulson Vice President, Human Resources Enclosures: Terms of Employment Agreement, Insider Trading Policy, Stock Ownership Guidelines, CIC Agreement cc: Jennifer L. Sherman

Mr. Felix Boeschen September 1, 2023 Page 4 Acceptance: I accept the offer set forth above. I further represent and warrant that there were no promises or guarantees made to me that are not contained in this offer letter. Felix Boeschen Date /s/ Felix Boeschen